Exhibit 99.1
Chart Industries Reports 2023 Fourth Quarter and Full Year Financial Results

ATLANTA, February 28, 2024 -- Chart Industries, Inc. (NYSE: GTLS) (“Chart”) today reported results for the fourth quarter and full year ended December 31, 2023. Results shown are from continuing operations. When referring to the fourth quarter 2022, full year 2022 or any quarter of 2023 comparative period, all metrics are pro forma for continuing operations of the combined business of Chart and Howden; this includes Howden (includes the stub period of January 1, 2023 to March 16, 2023 where we did not own Howden), excludes Roots™, and excludes the impacted periods of November and December in 2022 of American Fan, Cofimco, and CryoDiffusion divestitures.
Fourth quarter 2023 highlights (as compared to the fourth quarter 2022 pro forma):
•Record orders, backlog, sales, gross profit, gross profit margin, operating income, operating income margin, EBITDA, EBITDA margin, adjusted EPS, reported free cash flow (“FCF”) and adjusted free cash flow
•Record orders of $1.21 billion, an increase of 28.3%
•Record sales of $1.02 billion, an increase of $113 million, or 12.5%
•Record backlog of $4.28 billion, up 3.3% versus Q3 2023
•Record reported gross margin of 32.9%, an increase of 540 basis points (“bps”)
•Record operating income of $156.0 million, EBITDA of $220.5 million and adjusted EBITDA of $245.2 million which represents 24.2% of sales
•Reported diluted earnings per share (“EPS”) of $0.88; adjusted diluted EPS of $2.25
•Exceeded year-one Howden commercial and cost synergy targets; $529.9 million of commercial synergies, and $181.4 million of cost synergies achieved to date
•Reported net cash from operating activities of $130.3 million less capital expenditures of $20.2 million resulted in $110.1 million of reported FCF; adjusted FCF was $119.9 million
•Debt repayment and an increase in cash on hand totaling approximately $291 million resulted in net leverage ratio of 3.35X
•2024 guidance of total sales growth of 28% to 37% and adjusted EBITDA growth of 52% to 68%

Full year 2023 Highlights (as compared to full year 2022 pro forma):
•Reported full year 2023 sales of $3.35 billion; pro forma sales for the full year 2023 from continuing operations were $3.66 billion, an increase of 11.0% (11.9% when removing foreign exchange rate impacts)
•Reported full year 2023 gross margin of 31.0%; pro forma full year reported 2023 gross margin of 31.0%, an increase of 320 basis points when compared to full year pro forma 2022 gross margin of 27.8%
•Reported full year 2023 operating income of $390.7 million; pro forma full year reported EBITDA of $680.3 million and adjusted EBITDA of $774.8 million, which represents 21.2% of sales

Summary
“We are extremely pleased with the integration of Howden, having exceeded our year-one commercial and cost synergies targets ahead of schedule. This is one of many contributors to our above market growth and increasing operating margin profile as we provide more full solutions to customers” stated Jill Evanko, Chart’s CEO and President. “Our 2024 outlook reflects our record backlog, exposure to secular growth trends such as energy transition, industrial decarbonization, and clean water as well as continued automation, productivity, and capacity actions. Further, our focus on cash generation for debt paydown and balance sheet deleveraging positions the business to deliver on our reiterated medium-term financial targets.”

Record fourth quarter 2023 backlog of $4.28 billion was supported by record fourth quarter 2023 orders of $1.21 billion. Full year pro forma 2023 orders of $4.50 billion included approximately $385 million of global Big LNG related orders. Additional drivers of our fourth quarter 2023 orders included hydrogen, small-scale LNG, water treatment, traditional energy, clean mining, and carbon capture (“CCUS”), many of which contributed to our fourth quarter 2023 record 172 orders that individually were over $1 million. This further demonstrates the traction of our full solution offering in the market. Overall, for the full year 2023, we booked orders with 322 new customers (new to both Chart and Howden) and had 106 first-of-a-kind orders, including an order for a SDOX water treatment project for Saitia Papers in India as well as an order for a Ventsim™ Control System for a gold mine in Japan during the fourth quarter 2023. Additionally, of our 75 Memoranda of Understandings (“MOUs”) and partnerships that were executed in 2022 and 2023, over 67% of these partners have placed orders with us. Also, we have a new partnership with Veolia Chile for water treatment solutions in the region.

Fourth quarter 2023 sales were a record of $1.02 billion. When compared to the fourth quarter 2022, sales increased $113 million or 12.5%, and $117 million or 13% compared to the third quarter 2023.

Fourth quarter 2023 was a record for reported gross profit as a percent of sales of 32.9%, driven by each of our four segments having their highest gross margin quarter of the year. Additionally, our two largest regions, the Americas and Europe, each had their highest gross profit as a percent of sales of the year in the fourth quarter 2023. Fourth quarter 2023 gross profit as a percent of sales grew 540 bps when compared to the fourth quarter 2022 and grew 210 bps sequentially compared to the third quarter 2023. This margin increase was the result of ongoing cost synergy achievement, strong aftermarket, service & repair margin, price/cost actions, and operational execution. Since the close of the Howden acquisition, each quarter has produced both reported and adjusted gross margin over 30%, resulting in record full-year 2023 reported gross profit as a percent of sales of 31.0%.

Fourth quarter 2023 reported operating income of $156.0 million was a record and represented 15.4% of sales. Adjusting for unusual or one-time items primarily related to the Howden integration, adjusted operating income was $213.4 million which represents 21.0% of sales.

Reported diluted earnings per share for the fourth quarter 2023 was $0.88 and when adjusted for one-time costs, adjusted diluted EPS was $2.25.

Fourth Quarter 2023 Segment Results (as compared to the fourth quarter 2022 pro forma):

Q4 2023 Record	Cryo Tank Solutions (“CTS”)	Heat Transfer Systems (“HTS”)	Repair, Service & Leasing (“RSL”)	Specialty Products	Chart Industries, Inc
Orders					X
Backlog		X		X	X
Sales	X	X	X		X
Gross Profit	X	X	X		X
Gross Profit Margin %		X			X
Operating Income	X	X	X	X	X
Operating Income Margin %		X			X
EBITDA		X	X	X	X
EBITDA Margin %					X
Cryo Tank Solutions (“CTS”): Fourth quarter 2023 CTS orders of $157.6 million was the highest order quarter of 2023, approximately flat to the fourth quarter 2022, and an increase of 1.3% when compared to the third quarter 2023. Fourth quarter 2023 sales of $205.6 million increased 37.4% and 29.3% when compared to the fourth quarter 2022 and the third quarter 2023, respectively. Strong fourth quarter 2023 sales performance was driven by improving throughput, new locations being certified to work on engineered tanks, and revenue recognition related to previously booked mobile equipment. Reported gross profit margin of 22.6% increased 50 bps sequentially driven primarily by volume, productivity and the long-term agreement price/cost mechanism normalizing.
Heat Transfer Systems (“HTS”): Fourth quarter 2023 HTS orders of $324.7 million increased 17.9% and 84.4% when compared to the fourth quarter 2022 and the third quarter 2023, respectively. The fourth quarter 2023 HTS orders included multiple LNG-related awards, as announced on December 28, 2023. Record full year 2023 HTS orders of $1.11 billion included approximately $385 million of BigLNG related orders and contributed to December 31, 2023 backlog of $1.72 billion (which does not include the IPSMR® BigLNG award from an international oil company that we expect to book in approximately one year). Fourth quarter 2023 HTS sales of $255.2 million was the highest sales quarter of 2023 and had associated reported gross profit margin of 30.1%, the highest in the past five years. Sales increased 34.3% and 9.8% when compared to the fourth quarter 2022 and the third quarter 2023, respectively.
Specialty Products: Fourth quarter 2023 Specialty Products orders of $399.8 million increased 54.1% when compared to the fourth quarter 2022 and decreased 14.8% when compared to the third quarter 2023. Fourth quarter 2023 sales of $217.0 million decreased 24.4% when compared to the fourth quarter 2022 and sequentially decreased 9.6% when compared to the third quarter 2023, driven by timing of hydrogen liquefaction revenue, a specific project for Howden compression for hydrogen that had higher third quarter 2023 revenue, and the timing of space exploration revenue (note that we had record space exploration orders in the full year 2023, setting up a strong revenue year in 2024 for the space end market). Reported gross profit margin of 28.8% increased 300 basis points when compared to the third quarter 2023. Based on the timing of projects in our Specialty Products backlog, we forecast sales mix to be a tailwind in 2024 relative to 2023.
We are excited to announce that last week we were awarded a significant Howden hydrogen compression solution within the renewable hydrogen industry. This synergy award, using Howden’s industry-leading reciprocating compression technology, is the largest single compressor award (in dollars) in Howden’s 167-year history, enabled under Chart ownership. This is a synergy win due to both the commercial and product solution which combines Chart pressure vessel equipment in the system solution. In addition, this project brings the future opportunity for installation and post-installation monitoring.
Repair, Service and Leasing (“RSL”): Fourth quarter 2023 RSL orders of $328.4 million increased 24.8% when compared to the fourth quarter 2022 and decreased 0.8% when compared the third quarter 2023. Fourth quarter 2023 sales of $340.7 million was a record, an increase of 20.6% and 25.6% when compared to the fourth quarter 2022 and the third quarter 2023, respectively. Reported gross profit margin of 43.6% increased 30 basis points compared to the third quarter 2023. It is also worth noting as we look ahead to 2024 that our Digital Uptime assets connected increased more than 53% from 2022 to 2023.
Howden Acquisition Integration and Synergy Achievement Update

As a reminder, we closed on the acquisition of Howden on March 17, 2023. Total commercial synergy awards to date of $529.9 million exceeded our year-one commercial synergy target of $150 million as well as our original year-three target of $350 million. The orders are primarily related to full solutions and aftermarket, service, and repair. The breadth of our fourth quarter 2023 commercial synergy awards range from hydrogen compressors for FleetPilot 350 Bar fueling, to aftermarket orders in North America for chemicals and mining customers to multiple marine applications.

We have exceeded our target year-one annualized cost synergies of $175 million (actual to date of $181.4 million), a month ahead of our one-year Howden ownership period. More cost synergy potential has been identified as the teams continue to generate new ideas and projects inflight conclude. We reiterate our target for approximately $250 million of cost synergies by the end of our third year of ownership.

Multiple deleveraging actions drove December 31, 2023 net leverage ratio of 3.35X.

During the full year 2023, we achieved approximately $500 million of divestiture proceeds from a portion of our originally communicated asset sales; of this, approximately $183 million of cash was received in the fourth quarter 2023, net of deal-related costs.
Reported fourth quarter 2023 cash from operating activities was $130.3 million. Capital expenditures were $20.2 million which resulted in free cash flow of $110.1 million. When adjusting for specific one-time costs, primarily related to the integration of Howden, adjusted FCF was $119.9 million.
Fourth quarter 2023 capital expenditures of $20.2 million declined on a sequential basis in line with our expectations. We continue to fund the Theodore, Alabama expansion (“Teddy 2”), which we anticipate will complete around the end of the first quarter 2024, in addition to other productivity actions such as the brazed aluminum heat exchanger (BAHX) production line project in Tulsa, Oklahoma.
All of these actions resulted in a net leverage ratio of 3.35X, marking significant progress toward our anticipated net leverage ratio range of 2.5X to 2.9X by mid-2024 as well as our target net leverage ratio range of 2.0X to 2.5X.

2024 Outlook

Global end market demand continues to be strong as we start 2024. We have over $21 billion of identified potential orders in our commercial pipeline for the next three years, even considering the record orders of $1.21 billion in the fourth quarter 2024. Our fourth quarter 2023 and full year 2023 cancellation rate was consistently and significantly below 1% of backlog.

We anticipate our full year 2024 sales to be in a range of $4.7 to $5.0 billion with forecasted full year 2024 adjusted EBITDA in the range of $1.175 to $1.30 billion. Reported free cash flow guidance of $575 to $625 million is defined as operating cash flow less capital expenditures. Capital expenditures are forecast in a range of $115 to $125 million. Our anticipated 2024 full year adjusted EPS range is $12.00 to $14.00. This range is based on a tax rate of approximately 20% and a diluted share count of 47 to 48 million.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost and commercial synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate the Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with regional conflicts and unrest, including the recent turmoil in the Middle East and the conflict between Russia and Ukraine; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.
USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including pro forma information relating to the Howden acquisition, adjusted gross profit and gross profit as a percent of sales,

adjusted net income, adjusted operating income, adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and adjusted free cash flow and EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Fourth Quarter and Full Year 2023 Adjusted EPS," “Fourth Quarter and Full Year 2023 Free Cash Flow”, “Fourth Quarter and Full Year 2023 Adjusted EBITDA” and “Fourth Quarter and Full Year 2023 Adjusted Gross Margin” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2024 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted EBITDA or free cash flow because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company has scheduled a conference call for Wednesday, February 28, 2024 at 8:30 a.m. ET to discuss its fourth quarter 2023 financial results. Participants wishing to join the live Q&A session must dial-in with the following information:
PARTICIPANT INFORMATION: Toll-Free – North America: (+1) 888 259 6580 Toll North America and other locations: (+1) 416 764 8624 Conference ID: 05384471

A live webcast and replay, as well as presentation slides, will be available on the Company’s investor relations website through the following link: Q4 2023 Webcast Registration. A telephone replay of the conference call can be accessed approximately two hours following the end of the call at 1-877-674-7070 with passcode 384471 through March 29, 2024.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance (ESG) issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

For more information, click here:
http://ir.chartindustries.com/

Chart Industries Investor Relations Contact:
John Walsh
VP, Investor Relations
1-770-721-8899
john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Sales	$1,015.0	$441.4	$3,352.5	$1,612.4
Cost of sales	680.7	317.1	2,312.1	1,205.0
Gross profit	334.3	124.3	1,040.4	407.4
Selling, general and administrative expenses	129.9	55.2	486.3	214.5
Amortization expense	48.4	9.0	163.4	41.4
Operating expenses	178.3	64.2	649.7	255.9
Operating income (1) (2) (3) (4)	156.0	60.1	390.7	151.5
Acquisition related finance fees	—	37.0	26.1	37.0
Interest expense, net	81.2	15.5	271.9	28.8
Financing costs amortization	5.2	0.8	17.2	2.9
Loss on extinguishment of debt	7.8	—	7.8	—
Unrealized loss (gain) on investment in equity securities	2.6	(24.0)	14.4	(13.1)
Realized gain on equity method investments	—	—	—	(0.3)
Foreign currency loss (gain)	4.0	1.8	(4.1)	(0.8)
Other income, net	(3.3)	(0.4)	(0.6)	(1.9)
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates, net	58.5	29.4	58.0	98.9
Income tax expense, net	7.2	11.9	3.0	15.9
Income from continuing operations before equity in earnings of unconsolidated affiliates, net	51.3	17.5	55.0	83.0
Equity in earnings (loss) of unconsolidated affiliates, net	0.1	(0.1)	2.5	(0.4)
Net income from continuing operations	51.4	17.4	57.5	82.6
Income (loss) from discontinued operations, net of tax	2.0	(57.6)	(0.6)	(57.6)
Net income (loss)	53.4	(40.2)	56.9	25.0
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	3.6	0.2	9.6	1.0
Net income (loss) attributable to Chart Industries	$49.8	$(40.4)	$47.3	$24.0

CHART INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) — (Continued) (Dollars and shares in millions, except per share amounts)

Amounts attributable to Chart common stockholders
Income from continuing operations	47.8	17.2	$47.9	$81.6
Less: Mandatory convertible preferred stock dividend requirement	6.8	1.4	27.3	1.4
Income from continuing operations attributable to Chart	41.0	15.8	20.6	80.2
Income (loss) from discontinued operations, net of tax	2.0	(57.6)	(0.6)	(57.6)
Net income (loss) attributable to Chart common stockholders	$43.0	$(41.8)	$20.0	$22.6

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.98	$0.42	$0.49	$2.21
Income (loss) from discontinued operations	0.04	(1.54)	(0.01)	(1.59)
Net income (loss) attributable to Chart Industries, Inc.	$1.02	$(1.12)	$0.48	$0.62
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.88	$0.37	$0.44	$1.92
Income (loss) from discontinued operations	0.04	(1.34)	(0.01)	(1.38)
Net income (loss) attributable to Chart Industries, Inc.	$0.92	$(0.97)	$0.43	$0.54
Weighted-average number of common shares outstanding:
Basic	41.99	37.42	41.97	36.25
Diluted (5) (6)	46.74	42.93	46.82	41.80
_______________
(1)Includes depreciation expense of:
•$19.5 and $10.5 for the quarter ended December 31, 2023 and 2022, respectively, and
•$67.7 and $40.5 for the year ended December 31, 2023 and 2022, respectively.
(2)Includes restructuring costs/(credits) of:
•$2.3 and $0.1 for the quarter ended December 31, 2023 and 2022, respectively, and
•$13.5 and $(1.0) for the year ended December 31, 2023 and 2022, respectively.
(3)Includes acquisition-related contingent consideration charges/(credits) of:
•$0.1 and $(1.1) for the quarter ended December 31, 2023 and 2022, respectively, and
•$(8.7) and $(3.9) for the year ended December 31, 2023 and 2022, respectively.
(4)Includes deal-related and integration costs of:
•$8.9 and $1.6 for the quarter ended December 31, 2023 and 2022, respectively, and
•$38.5 and $17.6 for the year ended December 31, 2023 and 2022, respectively.
(5)Includes an additional 4.56 and 4.87 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2023, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.49 and 2.53 for the fourth quarter and full year 2023, respectively.
(6)Includes an additional 5.23 and 5.28 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2022, respectively.  The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP.  If the hedge could have been considered, it would have reduced the additional shares by 2.80 and 2.81 for the fourth quarter and full year ended 2022, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Cash Provided By Continuing Operating Activities	$130.3	$30.5	$234.8	$80.8
Net Cash Used In Discontinued Operating Activities (2)	—	—	(67.6)	—
Net Cash Provided By Operating Activities	130.3	30.5	167.2	80.8
INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	—	(4,322.3)	(25.8)
Proceeds from sale of businesses, net of cash divested	182.9	—	474.8	—
Capital expenditures	(20.2)	(26.0)	(135.6)	(74.2)
Investments	(2.8)	(5.0)	(11.6)	(9.9)
Cash received from settlement of cross-currency swap agreement	—	—	—	9.4
Proceeds from sale of assets	5.0	—	8.6	—
Government grants and other	(0.1)	(0.3)	(1.4)	(1.1)
Net Cash Provided By (Used In) Continuing Investing Activities	164.8	(31.3)	(3,987.5)	(101.6)
Net Cash Used In Discontinued Investing Activities	—	—	(2.6)	—
Net Cash Provided By (Used In) Investing Activities	164.8	(31.3)	(3,990.1)	(101.6)
FINANCING ACTIVITIES
Borrowings on senior secured and senior unsecured notes	—	1,940.0	—	1,940.0
Borrowings on credit facilities	560.8	132.0	1,895.1	635.3
Repayments on credit facilities	(666.9)	(617.0)	(1,901.2)	(1,128.2)
Borrowings on term loan	0.1	—	1,747.3	—
Repayments on term loan	(150.1)	—	(158.3)	—
Payments for debt issuance costs	(2.7)	(4.7)	(136.2)	(4.7)
Payment of contingent consideration	—	—	(4.4)	—
Proceeds from issuance of common stock, net	—	675.5	11.7	675.5
Proceeds from issuance of preferred stock, net	—	388.4	—	388.4
Payments for equity issuance costs	—	(0.7)	—	(0.7)
Proceeds from exercise of stock options	0.1	0.3	1.0	2.2
Common stock repurchases from share-based compensation plans	—	(0.2)	(3.0)	(3.6)
Dividend distribution to noncontrolling interests	—	—	(12.2)	—
Dividends paid on mandatory convertible preferred stock	(6.8)	—	(27.3)	—
Net Cash Provided By Financing Activities	(265.5)	2,513.6	1,412.5	2,504.2

Effect of exchange rate changes on cash and cash equivalents	6.6	3.0	6.2	(0.5)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents including cash classified within current assets held for sale	36.2	2,515.8	(2,404.2)	2,482.9
Less: net decrease in cash classified within current assets held for sale	5.0	—	—	—
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	41.2	2,515.8	(2,404.2)	2,482.9
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	159.9	89.5	2,605.3	122.4
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$201.1	$2,605.3	$201.1	$2,605.3
_______________
(1)Includes cash and restricted cash equivalents of $12.8 and $1,941.7 classified within restricted cash on our consolidated balance sheet as of December 31, 2023 and December 31, 2022, respectively.
(2)Includes the settlement of claims related to the Pacific Fertility Clinic lawsuits in the amount of $73.0 in March 2023.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$188.3	$663.6
Restricted cash	12.8	1,941.7
Accounts receivable, net	758.9	278.4
Inventories, net	576.3	357.9
Other current assets	678.1	449.3
Property, plant, and equipment, net	837.6	430.0
Goodwill	2,906.8	992.0
Identifiable intangible assets, net	2,791.9	535.3
Equity method investments	109.9	93.0
Investments in equity securities	91.2	96.5
Other assets	150.6	64.2
TOTAL ASSETS	$9,102.4	$5,901.9

LIABILITIES AND EQUITY
Current liabilities	1,866.2	1,081.6
Long-term debt	3,576.4	2,039.8
Other long-term liabilities	720.8	96.2
Equity	2,939.0	2,684.3
TOTAL LIABILITIES AND EQUITY	$9,102.4	$5,901.9

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Sales
Cryo Tank Solutions	$205.6	$126.4	$640.8	$504.3
Heat Transfer Systems	255.2	148.4	891.2	462.7
Specialty Products	217.0	117.4	819.9	448.3
Repair, Service & Leasing	340.7	55.2	1,029.2	209.6
Intersegment eliminations	(3.5)	(6.0)	(28.6)	(12.5)
Consolidated	$1,015.0	$441.4	$3,352.5	$1,612.4
Gross Profit
Cryo Tank Solutions	$46.5	$28.9	$132.0	$98.7
Heat Transfer Systems	76.7	37.2	246.8	90.6
Specialty Products	62.5	32.4	221.4	138.6
Repair, Service & Leasing	148.6	25.8	440.2	79.5
Consolidated	$334.3	$124.3	$1,040.4	$407.4
Gross Profit Margin
Cryo Tank Solutions	22.6%	22.9%	20.6%	19.6%
Heat Transfer Systems	30.1%	25.1%	27.7%	19.6%
Specialty Products	28.8%	27.6%	27.0%	30.9%
Repair, Service & Leasing	43.6%	46.7%	42.8%	37.9%
Consolidated	32.9%	28.2%	31.0%	25.3%
Operating Income (Loss)
Cryo Tank Solutions	$22.6	$17.8	$54.5	$54.0
Heat Transfer Systems	55.3	27.9	175.8	51.7
Specialty Products	35.1	19.2	119.7	72.9
Repair, Service & Leasing	82.3	18.7	203.3	51.0
Corporate	(39.3)	(23.5)	(162.6)	(78.1)
Consolidated (1) (2) (3) (4)(5)	$156.0	$60.1	$390.7	$151.5
Operating Margin
Cryo Tank Solutions	11.0%	14.1%	8.5%	10.7%
Heat Transfer Systems	21.7%	18.8%	19.7%	11.2%
Specialty Products	16.2%	16.4%	14.6%	16.3%
Repair, Service & Leasing	24.2%	33.9%	19.8%	24.3%
Consolidated	15.4%	13.6%	11.7%	9.4%
_______________
(1)Restructuring costs/(credits) for the quarter ended:
•December 31, 2023 were $2.3 ($1.6 – Repair, Service & Leasing, $0.9 – Specialty Products, $(0.8) – Corporate, $0.4 - Cryo Tank Solutions, and $0.2 – Heat Transfer Systems ).
•December 31, 2022 were $0.1 ($0.2 – Heat Transfer Systems, and $(0.1) – Repair, Service & Leasing).
(2)Restructuring costs/(credits) for the year ended:
•December 31, 2023 were $13.5 ($5.2 – Corporate, $4.0 – Repair, Service & Leasing, $1.8 - Specialty Products, $1.6 – Cryo Tank Solutions, and $0.9 - Heat Transfer Systems).
•December 31, 2022 were $(1.0) ($(1.4) – Repair, Service & Leasing, $0.3 – Heat Transfer Systems and $0.1 – Cryo Tank Solutions).

(3)Acquisition-related contingent consideration credits for the three months ended:
•December 31, 2023 were nil.
•December 31, 2022 were $1.1 – Specialty Products
(4)Acquisition-related contingent consideration credits for the years ended:
•December 31, 2023 were $8.7 ($8.5 – Specialty Products and $0.2 – Repair, Service & Leasing).
•December 31, 2022 were $3.9 – Specialty Products.
(5)Includes deal-related and integration costs of:
•$8.9 and $1.6 for the quarter ended December 31, 2023 and 2022, respectively, and
•$38.5 and $17.6 for the year ended December 31, 2023 and 2022, respectively

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Orders
Cryo Tank Solutions	$157.6	$139.7	$608.8	$508.4
Heat Transfer Systems	324.7	235.8	1,114.2	1,417.6
Specialty Products	399.8	96.4	1,341.6	665.5
Repair, Service & Leasing	328.4	66.3	1,100.8	218.9
Intersegment eliminations	(1.4)	(12.3)	(25.2)	(30.5)
Consolidated	$1,209.1	$525.9	$4,140.2	$2,779.9

	As of
	December 31, 2023	September 30, 2023	December 31, 2022
Backlog
Cryo Tank Solutions	$361.9	$449.4	$371.0
Heat Transfer Systems	1,716.5	1,657.5	1,300.1
Specialty Products	1,631.1	1,460.7	645.9
Repair, Service & Leasing	587.9	609.7	57.0
Intersegment eliminations	(18.6)	(36.6)	(35.9)
Consolidated	$4,278.8	$4,140.7	$2,338.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC.
– CONTINUING OPERATIONS TO ADJUSTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Q4 2023 Diluted EPS	FY 2023 Diluted EPS
Amounts attributable to Chart common stockholders
Income (loss) from continuing operations	$47.8	$47.9
Less: Mandatory convertible preferred stock dividend requirement	6.8	27.3
Reported income (loss) from continuing operations attributable to Chart (U.S. GAAP)	41.0	20.6
Earnings per common share attributable to Chart Industries, Inc. – continuing operations	$0.88	$0.44
Investment equities mark-to-market (1)	0.06	0.32
Debt and financing costs	—	1.28
Mandatory convertible preferred stock dividend	0.14	0.58
Deal related and integration costs (2)	0.21	1.04
Howden amortization	0.99	3.24
Startup costs – organic	—	0.03
Restructuring & related costs (3)	0.05	0.31
Loss on extinguishment of debt	0.16	0.16
Other one-time items	—	0.01
Tax effects	(0.24)	(1.32)
Adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$2.25	$6.09
Share Count	46.74	46.82
_______________
(1)Includes the mark-to-market of our inorganic investments in McPhy, Stabilis and other minority investments.
(2)Includes third party support fees for the three months ended December 31, 2023 and the year ended December 31, 2023.
(3)Includes restructuring costs/(credits) of:
•$2.3 and $0.1 for the quarter ended December 31, 2023 and 2022, respectively, and
•$13.5 and $(1.0) for the year ended December 31, 2023 and 2022, respectively.
_______________
Adjusted earnings per common share attributable to Chart Industries, Inc. is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per common share attributable to Chart Industries, Inc. facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities from continuing operations	$130.3	$30.5	$234.8	$80.8
Capital expenditures	(20.2)	(26.0)	(135.6)	(74.2)
Free cash flow (non-GAAP)	110.1	4.5	99.2	6.6
Restructuring, transaction-related and other one-time costs	9.8	67.0	208.2	132.9
Adjusted free cash flow (non-GAAP)	$119.9	$71.5	$307.4	$139.5

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash used in operating activities from discontinued operations	$—	$—	$(67.6)	$—
Capital expenditures	—	—	(2.6)	—
Free cash flow (non-GAAP)	$—	$—	$(70.2)	$—
_______________
Free cash flow and adjusted free cash flow are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow and adjusted free cash flow facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Year Ended December 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$640.8	$891.2	$819.9	$1,029.2	$(28.6)	$—	$3,352.5
Gross profit as reported (U.S. GAAP)	132.0	246.8	221.4	440.2	—	—	1,040.4
Restructuring, transaction-related and other one-time costs	7.3	2.7	7.8	15.7	—	—	33.5
Adjusted gross profit (non-GAAP)	$139.3	$249.5	$229.2	$455.9	$—	$—	$1,073.9
Adjusted gross profit margin (non-GAAP)	21.7%	28.0%	28.0%	44.3%	—%	—%	32.0%

Operating income (loss) as reported (U.S. GAAP)	$54.5	$175.8	$119.7	$203.3	$—	$(162.6)	390.7
Restructuring, transaction-related and other one-time costs	8.5	5.5	10.8	135.5	—	48.9	209.2
Adjusted operating income (loss) (non-GAAP)	$63.0	$181.3	$130.5	$338.8	$—	$(113.7)	$599.9
Adjusted operating margin (non-GAAP)	9.8%	20.3%	15.9%	32.9%	—%	—%	17.9%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$205.6	$255.2	$217.0	$340.7	$(3.5)	$—	$1,015.0
Gross profit as reported (U.S. GAAP)	46.5	76.7	62.5	148.6	—	—	334.3
Restructuring, transaction-related and other one-time costs	0.9	0.3	2.5	4.3	—	—	8.0
Adjusted gross profit (non-GAAP)	$47.4	$77.0	$65.0	$152.9	$—	$—	$342.3
Adjusted gross profit margin (non-GAAP)	23.1%	30.2%	30.0%	44.9%	—%	—%	33.7%

Operating income (loss) as reported (U.S. GAAP)	$22.6	$55.3	$35.1	$82.3	$—	$(39.3)	156.0
Restructuring, transaction-related and other one-time costs	2.4	1.3	6.4	39.9	—	7.4	57.4
Adjusted operating income (loss) (non-GAAP)	$25.0	$56.6	$41.5	$122.2	$—	$(31.9)	$213.4
Adjusted operating margin (non-GAAP)	12.2%	22.2%	19.1%	35.9%	—%	—%	21.0%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Year Ended December 31, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$504.3	$462.7	$448.3	$209.6	$(12.5)	$—	$1,612.4
Gross profit as reported (U.S. GAAP)	98.7	90.6	138.6	79.5	—	—	$407.4
Restructuring, transaction-related and other one-time costs	9.3	11.4	9.6	1.8	—	—	32.1
Adjusted gross profit (non-GAAP)	$108.0	$102.0	$148.2	$81.3	$—	$—	$439.5
Adjusted gross profit margin (non-GAAP)	21.4%	22.0%	33.1%	38.8%	—%	—%	27.3%

Operating income (loss) as reported (U.S.GAAP)	$54.0	$51.7	$72.9	$51.0	$—	$(78.1)	$151.5
Restructuring, transaction-related and other one-time costs	9.5	11.8	10.9	2.0	—	11.8	46.0
Adjusted operating income (loss) (non-GAAP)	$63.5	$63.5	$83.8	$53.0	$—	$(66.3)	$197.5
Adjusted operating margin (non-GAAP)	12.6%	13.7%	18.7%	25.3%	—%	—%	12.2%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$126.4	$148.4	$117.4	$55.2	$(6.0)	$—	$441.4
Gross profit as reported (U.S. GAAP)	28.9	37.2	32.4	25.8	—	—	124.3
Restructuring, transaction-related and other one-time costs	1.0	4.5	2.0	0.3	—	—	7.8
Adjusted gross profit (non-GAAP)	$29.9	$41.7	$34.4	$26.1	$—	$—	$132.1
Adjusted gross profit margin (non-GAAP)	23.7%	28.1%	29.3%	47.3%	—%	—%	29.9%

Operating income (loss) as reported (U.S.GAAP)	$17.8	$27.9	$19.2	$18.7	$—	$(23.5)	$60.1
Restructuring, transaction-related and other one-time costs	1.1	4.4	1.6	0.4	—	7.4	14.9
Adjusted operating income (loss) (non-GAAP)	$18.9	$32.3	$20.8	$19.1	$—	$(16.1)	$75.0
Adjusted operating margin (non-GAAP)	15.0%	21.8%	17.7%	34.6%	—%	—%	17.0%
_______________
Adjusted gross profit and adjusted operating income (loss) are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted gross profit and adjusted operating income (loss) facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA ORDERS, SALES, GROSS MARGIN AND ADJUSTED EBITDA (UNAUDITED)
(Dollars in millions)

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2023
Orders
Chart Industries, continuing operations	$636.8	$887.8	$729.4	$525.9	$2,779.9	$740.7	$1,063.1	$1,127.3	$1,209.1	$4,140.2
Howden standalone (excluding Roots)	490.5	462.7	473.5	433.0	1,859.7	355.0	—	—	—	355.0
Chart Industries, continuing operations pro forma	1,127.3	1,350.5	1,202.9	958.9	4,639.6	1,095.7	1,063.1	1,127.3	1,209.1	4,495.2
Less: American Fan, Cofimco, Cryo Diffusion impact	—	—	—	(16.2)	(16.2)	—	—	—	—	—
Chart Industries, continuing operations pro forma to exclude 2022 additional divestitures	$1,127.3	$1,350.5	$1,202.9	$942.7	$4,623.4	$1,095.7	$1,063.1	$1,127.3	$1,209.1	$4,495.2
Fourth quarter orders % change									28.3%
Year-to-date orders % change										(2.8)%

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2023
Sales
Chart Industries, continuing operations	$354.1	$404.8	$412.1	$441.4	$1,612.4	$531.5	$908.1	$897.9	$1,015.0	$3,352.5
Howden standalone (excluding Roots)	396.8	418.6	405.7	481.1	1,702.2	305.2	—	—	—	305.2
Chart Industries, continuing operations pro forma	750.9	823.4	817.8	922.5	3,314.6	836.7	908.1	897.9	1,015.0	3,657.7
Less: American Fan, Cofimco, Cryo Diffusion impact	—	—	—	(20.4)	(20.4)	—	—	—	—	—
Chart Industries, continuing operations pro forma to exclude 2022 additional divestitures	$750.9	$823.4	$817.8	$902.1	$3,294.2	$836.7	$908.1	$897.9	$1,015.0	$3,657.7
Fourth quarter sales % change									12.5%
Year-to-date sales % change										11.0%

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2023
Gross Margin
Chart Industries, continuing operations	$83.7	$94.8	$104.6	$124.3	$407.4	$149.3	$280.6	$276.2	$334.3	$1,040.4
Howden standalone (excluding Roots)	120.5	135.0	127.9	129.8	513.2	94.2	—	—	—	94.2
Chart Industries, continuing operations pro forma	204.2	229.8	232.5	254.1	920.6	243.5	280.6	276.2	334.3	1,134.6
Gross margin as a % of sales	27.2%	27.9%	28.4%	27.5%	27.8%	29.1%	30.9%	30.8%	32.9%	31.0%
Less: American Fan, Cofimco, Cryo Diffusion impact	—	—	—	(6.2)	$(6.2)	—	—	—	—	—
Chart Industries, continuing operations pro forma to exclude 2022 additional divestitures	$204.2	$229.8	$232.5	$247.9	$914.4	$243.5	$280.6	$276.2	$334.3	$1,134.6
Gross margin as a % of sales				27.5%	27.8%				32.9%	31.0%

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2023
Adjusted EBITDA
Chart Industries, continuing operations	$55.0	$65.5	$78.0	$97.5	$296.0	$100.6	$195.3	$195.0	$245.2	$736.1
Howden standalone (excluding Roots)	54.2	70.2	63.3	55.2	242.9	38.7	—	—	—	38.7
Chart Industries, continuing operations pro forma	109.2	135.7	141.3	152.7	538.9	139.3	195.3	195.0	245.2	774.8
Adjusted EBITDA as a % of sales	14.5%	16.5%	17.3%	16.6%	16.3%	16.6%	21.5%	21.7%	24.2%	21.2%
Less: American Fan, Cofimco, Cryo Diffusion impact	—	—	—	(3.3)	$(3.3)	—	—	—	—	$—
Chart Industries, continuing operations pro forma to exclude 2022 additional divestitures	$109.2	$135.7	$141.3	$149.4	$535.6	$139.3	$195.3	$195.0	$245.2	$774.8
Adjusted EBITDA as a % of sales				16.6%	16.3%				24.2%	21.2%